Exhibit 3.7


                            ARTICLES OF INCORPORATION

                                       OF

                             MANITOWOC CRANES, INC.

                  The undersigned incorporator, acting as incorporator of a corporation under the Wisconsin Business Corporation Law Chapter 180 of the Wisconsin Statutes (the "WBCL"), adopts the following Articles of Incorporation for such corporation:

                                    ARTICLE I

                                      Name

                  The name of the corporation is Manitowoc Cranes, Inc.

                                   ARTICLE II

                                    Purposes

                  The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL.

                                   ARTICLE III

                                  Capital Stock

                  The aggregate number of shares which the corporation shall have authority to issue is Nine Thousand (9,000) shares, consisting of one class only, designated as "Common Stock," of the par value of One Dollar ($1.00) per share.

                                   ARTICLE IV

                                Preemptive Rights

                  No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

                                    ARTICLE V

                           Registered Office and Agent

                  The address of the initial registered office of the corporation is 44 East Mifflin Street, Madison, Wisconsin 53703 and the name of its initial registered agent at such address is CT Corporation System.

                                   ARTICLE VI

                                  Incorporator

                  The name and address of the incorporator is Thomas A. Simonis, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.